Exhibit 10.2

EXECUTION VERSION

amendment NO. 1 to the Purchase AND SALE Agreement

This AMENDMENT NO. 1 TO THE PURCHASE AND SALE AGREEMENT is entered into as of April 8, 2022 (this “Amendment”), by and between Cummins Inc., an Indiana corporation (the “Purchaser”) and Altra Industrial Motion Corp., a Delaware corporation (the “Seller”). Capitalized terms used but not otherwise defined herein have the meanings set forth in the Purchase Agreement (as defined below).

WHEREAS, the Seller and Purchaser have entered into that certain Purchase and Sale Agreement, dated as of February 8, 2022 (as amended, supplemented or otherwise modified from time to time prior to the date hereof, the “Purchase Agreement”); and

WHEREAS, the Purchaser and the Seller wish to amend the Purchase Agreement in connection with the Closing as set forth herein.

NOW, THEREFORE, the Purchaser and the Seller agree as follows:

1. Release of Escrow. Section 2.06 of the Purchase Agreement is hereby deleted and replaced in its entirety with the following:

Escrow Arrangement. At the Closing, the Purchaser shall pay or cause to be paid to the Escrow Agent, in immediately available funds by wire transfer, cash in U.S. Dollars in an amount (the “Escrow Amount”) equal to the (a) Closing Purchase Price, reduced for any amount deducted or withheld pursuant to Section 2.05(b), without duplication, plus (b) the Escrow Agent Fees, to hold in an account (the “Escrow Account”) in accordance with the terms of an escrow agreement (the “Escrow Agreement”) in the form of Exhibit C. The Purchaser and the Seller shall jointly take all actions under the Escrow Agreement and otherwise to cause the Escrow Amount to be released and disbursed to the Seller (or to one or more Affiliates of the Seller as designated by the Seller in such amounts designated by the Seller) as early in the day as practicable on the fourth business day after the Closing Date (e.g. if the Closing Date is April 8, 2022, the Escrow Amount shall be so released and disbursed on April 14, 2022).

2. China Filing. The fifth sentence of Section 7.01(g) of the Purchase Agreement is hereby deleted and replaced in its entirety with the following:

Upon the grant by the State Administration of Market Regulation of the People’s Republic of China of the approval of the Required China Filings (the “China Filing Approval”), the Seller and the Purchaser shall use commercially reasonable efforts to enable the Transferred Chinese Entity to complete all required procedures at the Ministry of Commerce of the PRC or its competent local counterpart in the province within which the Transferred Chinese Entity is located to reflect the sale and transfer of the Transferred Interests.

[Signature Page to Amendment to Purchase Agreement]

3. Amendment and Restatement of the Local Transfer Agreement. Within 10 business days of the conclusive determination of the Final Purchase Price pursuant to Section 2.04 of the Purchase Agreement, the Purchaser and the Seller shall cause their respective Affiliates to amend and restate the Local Transfer Agreement such that the purchase price specified in the third recital and Section 2 thereof shall each be replaced with the portion of the Final Purchase Price allocated to the Transferred Chinese Entity pursuant to Section 3.04(b) of the Purchase Agreement, with no other adjustments made to such agreement (other than the inclusion of a customary clause indicating that such amended and restated agreement amends and restates the Local Transfer Agreement in its entirety).

4. Escrow Agent. The definition of “Escrow Agent” in Section 1.01 of the Purchase Agreement is hereby deleted and replaced in its entirety with the following:

“Escrow Agent” means U.S. Bank National Association, a national banking association, and any successor thereto under the Escrow Agreement.

5. Form of Local Transfer Agreement. Exhibit B to the Purchase Agreement is hereby deleted and replaced in its entirety with the exhibit set forth in Annex 1 attached hereto.

6. Form of Escrow Agreement. The Purchase Agreement is hereby amended by including the exhibit set forth in Annex 2 attached hereto as Exhibit C to the Purchase Agreement.

7. Transferred Czech Assets. Section 1.01(j) of the Disclosure Letter is hereby deleted and replaced in its entirety with the schedule set forth in Annex 3 attached hereto.

8. 401(k) Plan Loans. Section 7.05(d)(ii) of the Purchase Agreement is hereby deleted and replaced in its entirety with the following:

Each Purchaser DC Plan or the policies thereunder will provide for the receipt in kind from the DC Employees of “eligible rollover distributions” (as such term is defined under Section 402 of the Code). The Purchaser and the Seller shall cooperate in order to facilitate any such distribution or rollover and to effect an eligible rollover distribution for those DC Employees who timely elect to rollover their account balances directly into a Purchaser DC Plan. Each Business DC Plan and any applicable policy thereunder will be amended to provide that a DC Employee who has an outstanding loan under a Business DC Plan will be permitted to continue repaying such loan under such Business DC Plan after the Closing Date to the maximum extent permitted by law.

9. Offer Employees. The first sentence of Section 7.05(a)(iii) of the Purchase Agreement is hereby deleted and replaced in its entirety with the following:

As soon as reasonably practicable (but in any event no later than fifteen (15) days following the Closing Date), the Purchaser shall offer employment, effective no later than thirty (30) days following the Closing Date, to all Offer Employees who are actively at work on the Closing Date (each, an “Active Offer Employee”) and the Purchaser shall be liable for, and shall reimburse and indemnify the Seller with respect to, all costs and expenses incurred by the Seller in connection with the employment of such Offer Employees during the period beginning on the Closing Date and ending on the earlier of (x) the date the Offer Employees transfer employment to Purchaser (such date, the “Transfer Time”) and (y) such 30th day following the Closing Date. Notwithstanding the foregoing, the Purchaser shall not be liable for, and shall not reimburse or indemnify the Seller with respect to any amount due in connection with the employment of such Offer Employee as the result of the willful misconduct or unlawful activity of the Seller or its agents (for the avoidance of doubt, any liabilities that arise as a result of an action or an omission by the Purchaser shall be borne solely by the Purchaser and the Seller shall have no liability in connection therewith). Prior to the applicable Transfer Time, an Offer Employee who remains employed shall be for all purposes considered an employee of Seller.

10. Severance. Section 7.05(b)(vi) of the Purchase Agreement is hereby deleted and replaced in its entirety with the following:

Severance or Other Termination Liabilities. The Seller and the Purchaser intend that the Transactions should not constitute a separation, termination or severance of employment of any Business Employee prior to or upon the occurrence of the Closing Date or the applicable Transfer Time, including for purposes of any Business Benefit Plan that provides for separation, termination or severance benefits, and that such employee shall have continuous and uninterrupted employment immediately before and immediately after the Closing Date and the applicable Transfer Time, and Seller and the Purchaser shall, and shall cause their respective Affiliates to, comply with any requirements under applicable Law to ensure the same. In the event an Offer Employee does not accept an offer of employment from the Purchaser (for the avoidance of doubt, regardless of whether such offer complies or does not comply with the requirements of this Agreement) and such Offer Employee’s employment is terminated by the Seller following such rejection, the Purchaser shall be liable for, and shall indemnify the Seller with respect to, all costs and expenses incurred by the Seller in connection with any severance payments or other separation benefits (including the employer-paid portion of any employment taxes) resulting from such termination.

11. Effectiveness. This Amendment shall become effective as of the date hereof.

12. Effect of Amendment. This Amendment shall not constitute a waiver, amendment or modification of any other provision of the Purchase Agreement. Except as specifically modified and amended hereby, the Purchase Agreement shall remain unchanged and in full force and effect. References in the Purchase Agreement to “this Agreement”, “herein”, “hereunder”, “hereto”, “hereof” and words of similar import shall refer to the Purchase Agreement as amended by this Amendment, and references to the date of the Purchase Agreement, and references to the “date hereof”, “the date of this Agreement” or words of similar meaning in the Purchase Agreement, shall continue to refer to February 8, 2022.

13. Miscellaneous. The provisions of Sections 1.03 (Interpretation), 11.01 (Notices), 11.02 (Amendment), 11.03 (Extension; Waiver), 11.04 (Severability), 11.05 (Counterparts), 11.06 (Entire Agreement; Third-Party Beneficiaries), 11.07 (Governing Law), 11.08 (Assignment), 11.09 (Enforcement; Jurisdiction; Consent to Service of Process; Waiver of Jury Trial) of the Purchase Agreement are incorporated herein by reference, mutatis mutandis and shall be binding upon the Purchaser and the Seller.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

Cummins inc.

By: /s/ Jeffrey Wiltrout

Name: Jeffrey Wiltrout

Title: Vice President - Corporate Strategy

[Signature Page to Amendment to Purchase Agreement]

ALTRA INDUSTRIAL MOTION CORP.

By:/s/ Glenn E. Deegan
Name: Glenn E. Deegan
Title: Chief Legal and Human Resources Officer

[Signature Page to Amendment to Purchase Agreement]